FOR IMMEDIATE RELEASE	CONTACT
December 22, 2011	Rose S. DiOttavio
President & CEO
215-471-2358

CORECARE SYSTEMS, INC. (Symbol: CRCS)
ANNOUNCES SUBSIDIARY NEWS AND FILES 8K

On December 20, 2011 Kirkbride Realty Corporation, a wholly owned subsidiary of CoreCare Systems, Inc. was notified that its Mortgage holder, BNP Paribas VPG Brookline CRE, LLC had initiated a civil action seeking foreclosure of its Mortgage and sale of the Mortgaged Property.  The Property in question is located at 111 North 49th Street, Philadelphia, Pa.  Kennedy Funding Inc, its prior mortgage holder had assigned the Company’s mortgage to an affiliate of BNP Paribas effective January 1, 2011.  Kennedy Funding Inc provided a $15,100,000 financing to the Company on September 21, 2007.  The loan was scheduled to mature in September, 2010.  After the loan’s scheduled maturity the Company has been paying interest at 7% per annum.  The mortgage is secured by a first priority mortgage lien on the Kirkbride Center Campus; the security rights of other lien holders are established by the Kirkbride Center Reorganization Plan.

            The Corporate Office of CoreCare Systems, Inc is located at the Blackwell Human Services Campus, 111 North 49th Street, Philadelphia, PA  19139.  The Corporate Office can be reached at 215-471-2358.  Information on the Company can be accessed at its web site, www.kirkbridecenter.com.

Note:  This release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called “forward-looking statements.” These statements can be identified by introductory words such as “expects,” “anticipates,” “plans,” “will,” “estimates,” “forecasts,” “projects,” or words of similar meaning and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing new or proposed products or services, or future performance. Forward looking statements are often based upon assumptions of future facts or circumstances outside of the Company’s control. Many factors may cause actual results to differ from forward-looking statements including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. Management’s optimism regarding potential refinancing should not be taken as a prediction that a refinancing will occur.